CONFIDENTIAL

OncBioMune Pharmaceuticals, Inc.

11441 Industriplex Blvd., Suite 190

Baton Rouge, LA 70809

Attention: Jonathan F. Head, Ph. D., Chief Executive Officer and Andrew Kucharchuk, President and Chief Financial Officer

Re: OncBioMune Pharmaceuticals, Inc. Engagement of SABR Capital Management, LLC

This Agreement is made as of May 13, 2016, by and between OncBioMune Pharmaceuticals, Inc., a Nevada company (“Company”), with its principal offices at 11441 Industriplex Blvd., Suite 190

Baton Rouge, LA 70809 and SABR Capital Management, LLC, a Delaware limited liability company (“Advisor”), with its principal offices at 335 Madison Avenue, Suite 1100 New York, NY 10017.

WHEREAS:

A.	The Advisor has the professional business and financial expertise and experience to assist the Company;

B.	The Advisor is offering its services as an Advisor to the Company;

C.	The Company desires to retain the Advisor as an independent Advisor and to memorialize the Advisor’s work for the Company by entering into this written Agreement; and

D.	The parties agree that this Agreement reflects the entire understanding and agreements between the parties hereto.

NOW, THEREFORE, in consideration of the mutual premises herein contained, it is agreed as follows:

1.	DUTIES. The Company hereby engages the Advisor and the Advisor hereby accepts engagement as an Advisor. It is understood and agreed, and it is the express intention of the parties to this Agreement, that the Advisor is an independent contractor, and not an employee or agent of the Company for any purpose whatsoever. Advisor shall have no authority to bind the Company or incur other obligations on behalf of the Company. Advisor shall use its best efforts to perform all duties and obligations as described on Exhibit A hereto and agrees, upon reasonable advance notice, to be available at such times as may be scheduled by the Company. It is understood, however, that the Advisor will maintain Advisor’s own business in addition to providing services to the Company. The Advisor agrees to promptly perform all services required of the Advisor hereunder in an efficient, professional, trustworthy and businesslike manner. A description of the Advisor’s services are attached hereto as Exhibit A and incorporated by reference herein. In such capacity, Advisor will utilize only materials, reports, financial information or other documentation that is approved in writing in advance by the Company.

SABR Capital Management LLC 335 Madison Avenue, Suite 1100, New York, New York 10017

2.	ADVISORY SERVICES & COMPENSATION. The Advisor will be retained as an Advisor for the Company for a term commencing on May 15, 2016 and will terminate on November 15, 2016 (“Termination Date), and will be automatically extended thereafter for additional successive six-month terms unless terminated by either party at any time on or after the Termination Date. Notice will be delivered to the other party at the address set forth first above or ariel@sabrcapitalmanagement, without liability or continuing obligation, except for liability (i) for compensation earned by Advisor and (ii) for the continued obligations of the Company to Advisor under this agreement. In consideration for its services under this Agreement, the Advisor shall be paid a monthly fee of $4,000 beginning on May 15, 2016 and, thereafter, on the fifteenth of each month. In addition, the Company will issue to advisor and/or its affiliates 200,000 shares of its common stock (the “Shares”) which shall be deemed earned on the commencement date of this agreement. If the Company chooses to extend the agreement, then Advisor shall be paid a monthly fee of $7,500 beginning on November 15, 2016 and, thereafter, on the fifteenth of each month. In addition, the Company will issue to Advisor 100,000 Shares which shall be deemed earned on November 15, 2016. The Shares in both issuances by the Company shall be restricted shares of common stock pursuant to SEC Rule 144 and as such, will bear a restrictive legend or other restrictions on transfer or resale.

3.	EXPENSES. In addition to the compensation set forth in Section 2 above, the Company agrees to reimburse Advisor, from time to time, for reasonable out-of-pocket expenses incurred by Advisor in connection with its activities under this Agreement; provided, however that Advisor shall not incur any expense in excess of $500.00 without prior written consent from the Company. These expenses include but are not limited to airfare, hotel lodging, meals, transportation, outside advisors, printing and overnight express mail.

4.	CONFIDENTIALITY. All knowledge and information of a proprietary and confidential nature relating to the Company which the Advisor obtains during the Advisory period from the Company or the Company’s employees, agents or Advisors (the “Confidential Information”) shall be for all purposes regarded and treated as strictly confidential for as long as such Confidential Information remains proprietary and confidential and shall be held in trust by the Advisor solely for the Company’s benefit and use and shall not be directly or indirectly disclosed by the Advisor to any person without the prior written consent of the Company, which consent may be withheld by the Company in its sole discretion; provided, however, that the Confidential Information shall not include information that: (a) is now or subsequently becomes generally available to the public through no fault or breach on the part of Advisor; (b) Advisor can demonstrate to have had rightfully in its possession prior to disclosure to Advisor by the Company; (c) is independently developed by Advisor without the use of any of the Company’s Confidential Information; or (d) Advisor rightfully obtains from a third party who has the right to transfer or disclose it, and; provided further that Advisor may disclose Confidential Information if required by any judicial or governmental request, requirement or order; provided, that, except with regard to regular required reviews of Advisor’s client files by the U.S Securities and Exchange Commission and Financial Industry Regular Association (“FINRA”) resulting from its status as FINRA member firm, Advisor will promptly notify Company of such request and cooperate with the Company in its efforts to contest such request, requirement or order or to obtain confidential treatment of such Confidential Information.

5.	INDEPENDENT CONTRACTOR STATUS. Advisor understands that since the Advisor is not an employee of the Company, the Company will not withhold income taxes or pay any employee taxes on its behalf, nor will it receive any fringe benefits. The Advisor shall not have any authority to assume or create any obligations, express or implied, on behalf of the Company and shall have no authority to represent the Company as agent, employee or in any other capacity that as herein provided.

SABR Capital Management LLC 335 Madison Avenue, Suite 1100, New York, New York 10017

6.	INDEMNITY. (a) The Company agrees to indemnify and hold harmless Advisor (including each of its directors, officers, employees, partners and agents) with respect to any liability (and actions in respect thereof) incurred by Advisor by virtue of its retention hereunder and shall reimburse Advisor for any legal or other expenses reasonably incurred in connection with investigating or defending any such liability or action, provided that the Company shall have the right to control the defense of any claim giving rise to such liability and no such claim shall be settled without the consent of the Company. The foregoing provisions shall survive termination of this Agreement and any investigation with respect thereto by any party hereto.

(b) The Advisor agrees to indemnify and hold harmless Company (including each of its directors, officers, employees, partners and agents) with respect to any liability (and actions in respect thereof) incurred by Company by virtue of the reckless, negligent or intentional misconduct of Advisor and shall reimburse Company for any legal or other expenses reasonably incurred in connection with investigating or defending any such liability or action, provided that the Advisor shall have the right to control the defense of any claim giving rise to such liability and no such claim shall be settled without the consent of the Advisor. The foregoing provisions shall survive termination of this Agreement and any investigation with respect thereto by any party hereto.

7.	TERMINATION. After the initial 6 months have lapsed, either party may terminate this Agreement. Either party may terminate this Agreement as a result of a material breach of the terms of this Agreement by the other party, which is not cured by the breaching party within 10 days following written notice to the breaching party by the non-breaching party. Following termination, Company shall remain liable to Advisor for any compensation (including Shares of common stock) and cash reimbursement due pursuant to Sections 2 and 3 of this Agreement unless such termination is a direct result of a material breach of the terms herein by Advisor, which, following notice as set forth herein, is not cured by Advisor.

8.	NO THIRD PARTY RIGHTS. The parties warrant and represent that they are authorized to enter into this Agreement and that no third parties, other than the parties hereto, have any interest in any of the services or the Warrant contemplated hereby.

9.	ABSENCE OF WARRANTIES AND REPRESENTATIONS. Each party hereto acknowledges that they have signed this Agreement without having relied upon or being induced by any agreement, warranty or representation of fact or opinion of any person not expressly set forth herein. All representations and warranties of either party contained herein shall survive its signing and delivery.

10.	GOVERNING LAW; ARBITRATION. This Agreement shall be governed by and construed in accordance with the law of the State of New York. The parties shall make reasonable efforts to resolve any dispute concerning this Agreement, its construction or its alleged breach by face-to-face negotiations. If such negotiations fail to resolve the dispute, the dispute shall be finally decided by arbitration in accordance with the rules then in effect of the American Arbitration Association. Any arbitration will be conducted in the New York City metropolitan area. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the transaction agreements, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any award by the arbitrators.

SABR Capital Management LLC 335 Madison Avenue, Suite 1100, New York, New York 10017

11.	VALIDITY. If any paragraph, sentence, term or provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity enforceability of any other paragraph, sentence, term and provision hereof.

12.	NON-DISCLOSURE OF TERMS. The terms of this Agreement shall be kept confidential, and no party, representative, attorney or family member shall reveal its contents to any third party except as required by law or as necessary to comply with law or preexisting contractual commitments.

13.	NOTICES. Any notice or other communication pursuant hereto shall be given to a party at its address set forth on the first page of this Agreement by (i) personal delivery, (ii) commercial overnight courier with written verification of receipt, or (iii) registered or certified mail. If so mailed or delivered, a notice shall be deemed given on the earlier of the date of actual receipt or three (3) days after the date of authorized delivery.

14.	MULTIPLE COUNTERPARTS OF AGREEMENT This Agreement may be executed in counterparts, each one of which shall constitute an original and all of which taken together shall constitute one document. Further, this Agreement may be signed by the parties and copies hereto delivered to each party by way of facsimile transmission, and such facsimile copies shall be deemed original copies for all purposes if original copies of the parties’ signatures are not delivered.

15.	LIABILITY FOR EXPENSES. All fees and costs incurred in relation to the services provided by the Advisor pursuant to this Agreement shall be the responsibility of the Advisor, except those fees and costs previously approved in writing by an Officer of the Company.

16.	OTHER ENGAGEMENTS. The Company acknowledges that Advisor is and will be acting as an Advisor to other business enterprises seeking investor relations and/or other services normally provided by Advisor and agrees that Advisor’s provision of services to such enterprises shall not constitute a breach hereof or of any duty owed to the Company by virtue of this Agreement.

17.	ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties and cannot be altered or amended except by an amendment duly executed by all parties hereto. This Agreement shall be binding upon and inure to the benefit of the successors, assigns and personal representatives of the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Advisory Agreement effective as of the date first written above.

OncBioMune Pharmaceuticals, Inc.	SABR Capital Management, LLC

/s/ Jonathan F. Head, Ph.D.	/s/ Ariel Imas
Jonathan F. Head, Ph.D.	Ariel Imas
Chief Executive Officer	Managing Partner

SABR Capital Management LLC 335 Madison Avenue, Suite 1100, New York, New York 10017

EXHIBIT A

DESCRIPTION OF ADVISORY SERVICES

The Advisor agrees, to the extent reasonably required in the conduct of its business with the Company, to place at the disposal of the Company its judgment and experience and to provide business development services to the Company including, but not limited, to, the following:

(a)	Assist the Company with strategic planning, including valuation analysis, financial modeling and corporate presentations;

(b)	Identify and introduce strategic partners along with potential merger and acquisition candidates, including the opportunity to garner Grant and or Equity Funding from our partner group in Poland;

(c)	Advisor will work with the Company to identify appropriate investment banks, investor conferences, bloggers and equity analysts to meet with, arrange those meetings and offer guidance on how best to prepare for, and conduct such meetings;

(d)	Reserve presentation slot at the LD Micro conference is entitled “The Invitational” June 7th, 8th, and 9th 2016 in Los Angeles CA;

(e)	Assist in identifying qualified service providers, strategic advisors and board members;

(f)	Assist with full year financial plan that includes a shareholder investor meeting agenda;

(g)	Assist with up listing to a national exchange when listing qualifications are achieved by the company; and

(h)	When Advisor deems the Company is prepared, it will elevate the Company’s visibility among leading investors, such as sovereign wealth funds, pension funds & endowments, investment advisors, hedge funds, brokerage firms and high-net-worth individuals. Specifically, advisor will work with the Company to identify appropriate investors, investor conferences, bloggers and equity analysts to meet with, arrange those meetings and offer guidance on how best to prepare for, and conduct such meetings.

SABR Capital Management LLC 335 Madison Avenue, Suite 1100, New York, New York 10017